Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form F-1 of our report dated April 1, 2021 relating to the balance sheets of Gyroscope Therapeutics Holdings plc (formerly Gyroscope Therapeutics Holdings Limited). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Deloitte LLP

Reading, United Kingdom

May 3, 2021